SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Genomic Solutions Inc.

(Exact name of Registrant as specified in its charter)

Delaware	38-3383038

(State of incorporation or organization)	(IRS Employer I.D. No.)

4335 Varsity Drive, Suite E, Ann Arbor, MI 48108

(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:

333-30246

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12 (g) of the Act:

Common Stock, par value $.001 per share

Item 1. Description of Registrant’s Securities to be Registered

      This Amendment No. 1 to Registration Statement on Form 8-A amends the Registration Statement on Form 8-A dated May 2, 2000 filed by the Registrant in connection with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-30246), as amended (the “Registration Statement”). A description of the Registrant’s common stock is incorporated by reference to the information set forth under the caption “Description of Capital Stock” in the Registrant’s Prospectus dated May 5, 2000 (forming a part of the Registration Statement) filed with the Securities and Exchange Commission under Rule 424(b). This Amendment No. 1 relates to the registration under the Securities Exchange Act of 1934, as amended, of the shares of the Registrant’s common stock, $.001 par value per share.

      On April 19, 2001 the Call Period (as defined in the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate”)) terminated as a result of the sale by Perkin Elmer, Inc. to the Registrant of more than 50% of the shares of the Registrant’s common stock owned by it. Pursuant to the terms of Article V(C)(3)(c) of the Certificate, upon termination of the Call Period, each outstanding share of the Registrant’s Callable Common Stock automatically converts into one share of the Registrant’s common stock. After the date of this Amendment No. 1, no shares of Callable Common Stock will be issued and outstanding. Until they are surrendered, all certificates for shares of Callable Common Stock will represent ownership of the same number of shares of common stock.

Item 2. Exhibits

      The following exhibits are filed as a part of this registration statement:

1.	Form of Registrant’s common stock certificate.

2.	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to the Registration Statement).

3.	Bylaws (incorporated by reference to Exhibit 3.3 to the Registration Statement).

4.	Form of Amended and Restated Stockholders Agreement dated as of January 25, 2000, among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 to the Registration Statement).

5.	Registration Rights Agreement among the Registrant and certain of its warrant holders (incorporated by reference to Exhibit 4.7 to the Registration Statement).

6.	Warrant among the Registrant and ESA, Inc. dated October 13, 1998 (incorporated by reference to Exhibit 4.9 to the Registration Statement).

7.	Form of Amended and Restated Warrant among the Registrant and ESA, Inc. (incorporated by reference to Exhibit 4.9(b) to the Registration Statement).

8.	Form of Cancelable Above $5.00 Liquidity Event Warrant among the Registrant and certain warrant holders dated April 23, 1999 (incorporated by reference to Exhibit 4.10 to the Registration Statement).

9.	Form of Cancelable at $5.00 Liquidity Event Warrant among the Registrant and certain warrant holders dated April 23, 1999 (incorporated by reference to Exhibit 4.11 to the Registration Statement).

10.	Form of Noncancelable Warrant among the Registrant and certain warrant holders dated April 23, 1999 (incorporated by reference to Exhibit 4.12 to the Registration Statement).

11.	Form of Cancelable Above $5.00 Liquidity Event Warrant among the Registrant and certain warrant holders dated October 28 1999 (incorporated by reference to Exhibit 4.13 to the Registration Statement).

12.	Form of Cancelable at $5.00 Liquidity Event Warrant among the Registrant and certain warrant holders dated October 28, 1999 (incorporated by reference to Exhibit 4.14 to the Registration Statement).

13.	Form of Noncancelable Warrant among the Registrant and certain warrant holders dated October 28, 1999 (incorporated by reference to Exhibit 4.15 to the Registration Statement).

14.	Registration Rights Agreement among the Registrant and Jeffrey S. Williams (incorporated by reference to Exhibit 4.19 to the Registration Statement).

15.	Form of Securities Purchase Agreement between Perkin Elmer, Inc. and holders of Genomic Solutions Equity Securities (incorporated by reference to Exhibit 4.20 to the Registration Statement).

SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	April 19, 2001	Genomic Solutions Inc.

		By:	/s/ Jeffrey S. Williams

Jeffrey S. Williams, Chief Executive Officer and President